Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces Completion of Acquisition of Guaranty Federal Bancshares, Inc.

Moline, IL, April 1, 2022 -- QCR Holdings, Inc. (NASDAQ: QCRH) (“QCR Holdings”) today announced the successful completion of the acquisition of Guaranty Federal Bancshares, Inc. (“Guaranty”). Guaranty’s banking subsidiary, Guaranty Bank, will be merged into QCR Holdings’ Springfield-based charter, Springfield First Community (SFC) Bank, with the bank merger to be effective April 2, 2022. The new combined bank will retain the Guaranty Bank name and operate under the leadership of CEO Monte McNew and President Shaun Burke.

“We are very pleased to welcome Guaranty Bank to the QCR Holdings team as we expand our presence in the vibrant southwest Missouri markets where strong relationships with our clients matter,” said Larry Helling, QCR Holdings Chief Executive Officer. “This combination brings together two organizations that share core values and business strategies, and we look forward to further building upon our market share in the region.”

“We are excited to begin a new chapter in southwest Missouri and look forward to serving our clients and our communities as one bank and one team,” said McNew. “There’s tremendous opportunity for us to grow our business with both new and existing clients in these markets while providing the exceptional service they have come to expect.”

Following the bank merger, the Guaranty Bank franchise will have 17 banking locations in Springfield, Joplin, Carthage, Ozark, Marshfield, Nixa and Neosho, Missouri.

Terms of the Transaction

Under the terms of the merger agreement, former stockholders of Guaranty will have the right to receive for each share of Guaranty common stock owned, at the election of each stockholder, and subject to proration, (i) $30.50 in cash, (ii) 0.58775 shares of QCR Holdings common stock, or (iii) mixed consideration of $6.10 in cash and 0.4702 shares of QCR Holdings common stock, with total consideration to consist of approximately 80% stock and 20% cash. Based upon the $56.59 closing price of QCR Holdings common stock as of March 31, 2022, the transaction is valued at approximately $144.1 million.

Advisors

Piper Sandler & Co. served as financial advisor and provided a fairness opinion to QCR Holdings and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel.

Keefe, Bruyette & Woods, Inc. served as financial advisor and provided a fairness opinion to Guaranty and Sidley Austin LLP served as legal counsel.

About QCR Holdings, Inc.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly-owned subsidiary, m2 Equipment Finance, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. Including the recent Guaranty Bank acquisition, the Company has 40 locations in Iowa, Missouri, Wisconsin and Illinois. As of December 31, 2021, the combined Company had approximately $7.3 billion in assets, $5.4 billion in loans and $5.9 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of QCR Holdings. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of QCR Holdings’ management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and QCR Holdings undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of QCR Holdings to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies; (ii) the economic impact of any future terrorist threats and attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), acts of war or threats thereof and other adverse events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse events; (iii) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies, the FASB, the SEC or the PCAOB, including FASB’s CECL impairment standards; (iv) changes in state and federal laws, regulations and governmental policies concerning QCR Holdings’ general business; (v) changes in the interest rates and prepayment rates of QCR Holdings’ assets (including the impact of LIBOR phase-our); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) unexpected results of acquisitions which may include failure to realize the anticipated benefits of the acquisitions and the possibility that transaction costs may be greater than anticipated; (ix) the loss of key executives and employees; (x) changes in consumer spending; (xi) the costs, effects and outcomes of existing or future litigation; and (xii) unexpected outcomes of existing or new litigation involving QCR Holdings. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning QCR Holdings and its business, including additional factors that could materially affect QCR Holdings' financial results, are included in QCR Holdings' filings with the Securities and Exchange Commission.

Contacts:

Todd Gipple President Chief Operating Officer Chief Financial Officer (309) 743.7745 tgipple@qcrh.com	Kim Garrett Vice President Corporate Communications Investor Relations Manager (319) 743.7006 kgarret@qcrh.com	Monte McNew CEO, Guaranty Bank (417) 851.5781 mmcnew@gbankmo.com	Shaun Burke President, Guaranty Bank (417) 520.0232 sburke@gbankmo.com

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